UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 21, 2005 (March 15, 2005)

WORLD FUEL SERVICES CORPORATION

(Exact name of registrant as specified in its charter)

Florida	1-9533	59-2459427
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9800 N.W. 41st Street, Suite 400 Miami, Florida	33178
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (305) 428-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Compensation of Named Executive Officers

On March 15, 2005, the Governance Committee of the Board of Directors (the “Governance Committee”) approved the grant of Stand-Alone Stock Appreciation Rights (“SAR’s”) to Paul H. Stebbins, our Chief Executive Officer, and Michael J. Kasbar, our Chief Operating Officer. These awards were granted pursuant to the Company’s 2001 Omnibus Plan, and were initially approved by the Compensation Committee of the Board of Directors (the “Compensation Committee”) on January 27, 2005, subject to ratification and approval by the Governance Committee.

Upon vesting, the SAR’s will entitle our Chief Executive Officer and Chief Operating Officer to receive a number of shares of our Common Stock with a market value equal to the difference between: (a) the market value of a specified number of shares of our Common Stock on the date the executive converts the SAR into Common Stock, and (b) the conversion price for such shares specified in the award.

Each of these officers received a SAR covering 70,000 shares. Of these SAR’s, 50,000 shares have a conversion price of $24.25 per share (the closing price of the Common Stock on the date prior to the date the Compensation Committee originally approved the award), and 20,000 shares have a conversion price of $28.60 per share (the closing price of the Common Stock on the date prior to the date the Governance Committee ratified the award).

All of the SAR’s will vest on January 27, 2007, and will expire on January 27, 2010. At the option of the executives, the SAR’s may be converted into Common Stock, in whole or in part, at any time after the vesting date and before expiration.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: March 21, 2005	World Fuel Services Corporation

/s/ Michael J. Kasbar
Michael J. Kasbar
President and Chief Operating Officer